Exhibit 99.2
U.S. PHYSICAL THERAPY, INC. (“USPH”)
DISCRETIONARY LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT
FOR 2011 (“Discretionary LTIP”)
Purpose: To incentivize Executives eligible for this Discretionary LTIP to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.
Effective Date: This Discretionary LTIP is established effective March 31, 2011.
Description of Discretionary Awards Criteria:
In addition to any other awards under the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended and restated effective March 26, 2010) (the “2003 Plan”) or any other long term incentive plan or bonus plan, policy or program of USPH, and not in lieu of any other such award or payment, the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 3.1 of the 2003 Plan) may, in its judgment and at its sole discretion, grant Restricted Stock Awards (“RSAs”) under the 2003 Plan, based on its evaluation of an Executive’s performance and the collective corporate performance for 2011. Factors to be considered will include, but shall not be limited to:
General operational management relative to the external environment;
Accretive acquisitions, share repurchases and other effective means to deploy capital;
Management development;
Same store growth;
Initiatives to enhance/improve the overall quality of patient care;
Clinic productivity improvements;
Clinic development, including number and quality of new partners;
Development of add-on and/or new services that compliment and enhance existing business;
Creative and effective sales and marketing;
Regulatory compliance;
Maintaining adequate internal controls;
Investor relations;
Cash flow, including management of accounts receivables; and/or
Stock price performance.
More weight may be given to strategies implemented and management decisions made during 2011 that enhance (or are likely to enhance) the long-term value of USPH.

Participants: Executives who will have an opportunity to be granted RSAs under this Discretionary LTIP shall be the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the Chief Operation Officer (“COO”). The following shall be the maximum amount of shares that may be awarded under this program to each specified participant: CEO = up to 15,000 shares; CFO = up to 10,000 shares; COO = up to 10,000 shares.
Administration: This Discretionary LTIP shall be administered by the Compensation Committee. The Compensation Committee shall have the exclusive authority to interpret and construe the terms of this Discretionary LTIP and make all determinations under this plan, and its decisions shall be final and binding in all persons.
Award Grant Date: Any RSAs granted under this program shall be granted under the 2003 Plan in the first quarter of 2012 after the Compensation Committee determines the amount, if any, of the RSAs to be granted to each participant but in all events on or before March 15, 2012. In addition, RSAs shall be granted only if the participant remains employed by USPH (or its affiliates) continuously from the Effective Date through the date of the grant of the RSA. All RSAs shall be granted in writing and subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning March 31, 2012 and ending December 31, 2015. To vest, Executive must be a full-time employee/officer of USPH at vesting date, except in the event of Death or Disability (as defined in the Executive’s employment agreement with USPH), which will cause all unvested RSAs to vest. In the event of a Change in Control (as defined in Executive’s employment agreement) occurring after the grant date while the Executive is a full-time employee/officer of USPH, any unvested RSAs will be fully vested at or contemporaneous and in conjunction with such Change in Control. The terms set forth above and all other terms of any RSA grant shall be set forth in a Restricted Stock Agreement between the Executive and USPH, to be signed by the Executive and by the Chairman of the Compensation Committee (on behalf of USPH).
Certain Tax Considerations: The Compensation Committee in its discretion has determined that this program is not intended to meet the performance-based exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any awards actually granted under this program shall be subject to Code Section 83(b).